 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

LIGHTPATH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

Albert Miranda

(407) 382-4003

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

[     ]  Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended: ____________.

LightPath Technologies, Inc.

Form SD

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of LightPath Technologies, Inc. (the “Company”) for the reporting period January 1, 2021 to December 31, 2021 is provided as Exhibit 1.01 hereto and is publicly available at https://www.lightpath.com/resources/certifications-compliance-patents/.

Item 1.02 Exhibit

The Company’s Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2- Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description

1.01	Conflict Minerals Report for the reporting period January 1, 2021 to December 31, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the duly authorized undersigned

LIGHTPATH TECHNOLOGIES, INC.

Dated: May 31, 2022	By:	/s/ Albert Miranda
Albert Miranda
Chief Financial Officer

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